UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note:

On April 21, 2015, in response to a press inquiry, Tempur Sealy International, Inc. (the “Company”) issued the attached statement in response to the ISS recommendation with respect to the Company’s 2015 Annual Meeting.

TPX ISS Response Statement

We are disappointed that ISS has recommended in favor of an activist shareholder with no plan for value creation at a critical time in the execution of Tempur Sealy’s strategy. ISS bases the majority of its opinion on issues stemming from changes in the competitive environment in 2012, ignoring the fact that in the time since, the Tempur Sealy Board and management team have taken decisive action to address those challenges and realized meaningful results for shareholders. Equally frustrating is the fact that ISS has consistently supported the election of ALL Tempur Sealy director nominees in each year since 2011. And further exacerbating this issue is a January 2015 handwritten note from an H Partners principal to Tempur Sealy CEO Mark Sarvary, praising the “incredible progress” underway at the Company.

Consequently, Tempur Sealy questions the merit of the ISS report and believes that it demonstrates a lack of understanding of the fundamentals of our industry and the benefits of the diverse perspectives that our directors bring to the Board, including experience as growth equity investors.

The Tempur Sealy Board of Directors and management team are taking appropriate steps to further drive enhanced performance and profitable growth. The Board is composed of 11 highly engaged directors with extensive industry and operational experience, nine of which are independent, and all of whom are overseeing a clearly articulated strategy that is continuing to create value for all shareholders.